EXHIBIT 99.1

News Release

SEMPRA ENERGY REAFFIRMS

2003 EARNINGS-PER-SHARE GUIDANCE,

REVISES 2004 GUIDANCE

•	Common Stock Issuance Will Not Impact 2003 Earnings Range of $2.70 to $2.90 per Share
•	2004 Earnings Guidance Revised to $2.60 to $2.90 per Share
•	2003 Third-Quarter Earnings of $0.90 to $0.95 per Share Expected

SAN DIEGO, Oct. 7, 2003 - Sempra Energy (NYSE: SRE) today reaffirmed its 2003 earnings guidance of $2.70 to $2.90 per share, taking into account the effects of its plan to sell 15 million shares of its common stock. The company expects the sale of common stock to reduce its 2004 earnings per share to $2.60 to $2.90.

Sempra Energy also announced that, when it reports third-quarter 2003 earnings Nov. 6, the company expects earnings per share in the range of $0.90 to $0.95.

Historically, Sempra Energy has announced its earnings expectations only on a full-year basis and does not plan to announce quarterly earnings expectations in the future.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2002 revenues of $6 billion. The Sempra Energy companies’ 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

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This press release is not an offer to sell or a solicitation of an offer to buy any security. Any such offer may only be made by means of a prospectus relating to the offering. This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. When the company uses words like -believes, -expects, -anticipates, -intends, -plans, -estimates, -may, -would, -should or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy and trading markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company’s control. These risks and uncertainties are further discussed in the company’s reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.